Exhibit 99.1
Press Release

April 29, 2009
Holly Energy Partners, L.P. Reports First Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP”) (NYSE-HEP) today reported its financial results for the first quarter of 2009. For the quarter, distributable cash flow was $14.4 million, up $0.6 million or 5% from the same period last year. Net income attributable to HEP partners was $5.4 million ($0.25 per basic and diluted limited partner unit) compared to $7.8 million ($0.43 per basic and diluted limited partner unit) for the same period of 2008. Under new accounting guidance effective January 1, 2009, we were required to expense certain acquisition costs of $2.5 million associated with our joint venture agreement with Plains All American Pipeline, L.P. (“Plains”) that closed in March 2009. Under guidance effective until December 31, 2008, we would have been required to capitalize these costs as part of our investment. The agreement gives us a 25% interest in a new 95-mile intrastate pipeline system that delivers crude oil into the Salt Lake City area (the “SLC Pipeline”).
Commenting on the first quarter results for 2009, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “In light of the effects of downtime from a major maintenance turnaround at Holly Corporation’s (“Holly”) Navajo refinery during the quarter, HEP delivered solid financial results. Our first quarter EBITDA was $17.2 million, an increase of $1.3 million or 8% over the same period of 2008. Comparing our 2009 first quarter to the same period in 2008, our earnings benefited from revenues attributable to a full three month period of crude oil pipeline operations as well as an increase in third-party refined product pipeline shipments. Additionally, $3.1 million of shortfall billings from the first quarter of 2008 expired without recapture and were recognized as revenues during the quarter, resulting in a $1.7 million increase in previously deferred revenue realized. During the quarter, Holly completed its planned major maintenance turnaround at its Navajo refinery that was timed with the completion of its 85,000 bpd to 100,000 bpd capacity expansion upgrade. Although reduced production during this period resulted in reduced volumes of affiliate shipments, the effects of these reduced volumes on our distributable cash flow were mitigated through the contractual minimum commitments that we have in place with our shippers. Looking forward, Holly’s recent Navajo expansion will provide another great revenue growth opportunity as we anticipate increased movements on our refined product, intermediate and crude pipeline systems as a result of increased refining capacity following this expansion. Additionally, the SLC Pipeline commenced operations in March 2009 which will further contribute to our profitability. Furthermore, I am pleased to announce an increase to our 2009 first quarter distribution to $0.775 per unit, representing our eighteenth consecutive quarterly increase and a 5% increase over our distribution for the first quarter of 2008.”
Total revenues for the first quarter of 2009 were $32.1 million, a $4.8 million increase compared to the three months ended March 31, 2008. This increase was due to increased revenues attributable to our crude pipeline assets acquired in the first quarter of 2008, an increase in third-party refined product pipeline shipments, the effect of the annual tariff increase on affiliate refined product and crude pipeline shipments and an increase in previously deferred revenue realized. These increases were partially offset by a decrease in affiliate volume shipments on our pipeline systems as Holly completed a planned major maintenance turnaround at its Navajo refinery. Reduced production during this period resulted in a decrease in affiliate pipeline shipments during the first quarter of 2009. Additionally during last year’s first quarter, third-party refined product shipments were down as a result of an explosion and fire at Alon’s Big Spring refinery in February 2008 that resulted in the temporary shutdown of production at the refinery.
•	Revenues from our refined product pipelines were $19.8 million, an increase of $2.4 million compared to the first quarter of 2008. This increase was due to an increase in third-party shipments on our refined product pipeline system, the effect of the annual tariff increase on affiliate refined product shipments and a $2.1 million increase in previously deferred revenue realized. These increases were partially offset by the effects of a 26% decline in affiliate refined product pipeline shipments as a result of the first quarter turnaround at the Holly’s Navajo refinery. Shipments on our refined product pipeline system decreased to an average of 128.6 thousand barrels per day (“mbpd”) compared to 130.1 mbpd for the same period last year.

•	Revenues from our intermediate pipelines were $1.8 million, a decrease of $1.8 million compared to the first quarter of 2008. This decrease was due to the effects of a 49% decline in volumes shipped as a result of the first quarter turnaround at the Holly’s Navajo refinery and a $0.4 million decrease in previously deferred revenue realized. These decreases were partially offset by the effect of the annual tariff increase on intermediate pipeline shipments. Shipments on our intermediate product pipeline system decreased to an average of 34.3 mbpd compared to 67.6 mbpd for the same period last year.

•	Revenues from our crude pipelines were $6.9 million, an increase of $4.7 million compared to the first quarter of 2008. This increase was due to the realization of revenues from crude oil shipments for a full three-month period during the first quarter of 2009 compared to one month of shipments during the same period last year. For the first quarter of 2008, crude pipeline revenues reflect crude oil shipments for the period from March 1 through March 31, 2008 due to the commencement of our crude pipeline operations effective March 1, 2008. This was partially offset by the effects of a decrease in average crude oil shipments during the quarter compared to March 2008 as a result of reduced production arising from planned downtime at Holly’s Navajo refinery. Shipments on our crude pipeline system decreased to an average of 122.2 mbpd during the quarter compared to 139.1 mbpd during the month of March 2008.

•	Revenues from terminal, tankage and truck loading rack fees were $3.6 million, a decrease of $0.4 million compared to the first quarter of 2008.
Operating costs and expenses were $18.4 million for the three months ended March 31, 2009, an increase of $3.1 million compared to same period of 2008. This increase was due to additional costs attributable to the crude pipelines acquired in 2008 and higher depreciation. Also, under new accounting guidance effective January 1, 2009, we were required to expense rather than capitalize certain acquisition costs of $2.5 million associated with our joint venture agreement with Plains All American Pipeline, L.P. (“Plains”) that closed in March 2009. Additionally, interest expense for the three months ended March 31, 2009 increased $1.6 million over the same period of 2008. This increase is due primarily to interest attributable to advances from our revolving credit agreement that were used to finance our crude pipeline asset purchase on February 29, 2008.
We have scheduled a conference call today at 4:00 PM Eastern Time to discuss financial results. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is #94667218. For those who would like to listen to this call via the internet, you may access the call at:
http://www.videonewswire.com/event.asp?id=57732.
Additionally, listeners may replay this call approximately two hours after the call concludes by dialing (800) 642-1687. This audio archive will be available through May 13, 2009.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 100,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico and a 31,000 bpsd refinery in Woods Cross, Utah. A Holly Corporation subsidiary owns a 46% interest (including the general partner interest) in the Partnership.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products and crude oil in markets we serve;

•	Our ability to successfully purchase and integrate additional operations in the future;

•	Our ability to complete previously announced pending or contemplated acquisitions;

•	The availability and cost of additional debt and equity financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months ended March 31, 2009 and 2008.

	Three Months Ended
	March 31,		Change from
	2009	2008	2008
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$7,553	$9,568	$(2,015)
Affiliates – intermediate pipelines	1,766	3,593	(1,827)
Affiliates – crude pipelines	6,901	2,195	4,706

	16,220	15,356	864
Third parties – refined product pipelines	12,267	7,835	4,432

	28,487	23,191	5,296

Terminals, refinery tankage and truck loading racks:
Affiliates	2,103	2,971	(868)
Third parties	1,534	1,114	420

	3,637	4,085	(448)

Total revenues	32,124	27,276	4,848

Operating costs and expenses:
Operations	10,796	9,727	1,069
Depreciation and amortization	6,256	4,313	1,943
General and administrative	1,324	1,286	38

	18,376	15,326	3,050

Operating income	13,748	11,950	1,798

Other income (expense):
Equity in earnings of SLC Pipeline	175	—	175
SLC Pipeline acquisition costs	(2,500)	—	(2,500)
Interest income	6	93	(87)
Interest expense, including amortization	(5,403)	(3,807)	(1,596)
Gain on sale of assets	—	36	(36)

Income before income taxes	6,026	8,272	(2,246)

State income tax	(92)	(68)	(24)

Net income(8)	5,934	8,204	(2,270)

Less noncontrolling interest in net income(8)	495	406	89

Net Income attributable to HEP(8)	5,439	7,798	(2,359)

Less general partner interest in net income attributable to HEP, including incentive distributions (1)	1,293	880	413

Limited partners’ interest in net income attributable to HEP	$4,146	$6,918	$(2,772)

Limited partners` per unit interest in net income attributable to HEP – basic and diluted(1)(9)	$0.25	$0.43	$(0.18)

Weighted average limited partners’ units outstanding	16,328	16,181	147

EBITDA(2)	$17,184	$15,893	$1,291

Distributable cash flow (3)	$14,356	$13,708	$648

Volumes – barrels per day (“bpd”)(4)

Pipelines:
Affiliates – refined product pipelines	62,338	84,560	(22,222)
Affiliates – intermediate pipelines	34,296	67,611	(33,315)
Affiliates – crude pipelines	122,207	47,398	74,809

	218,841	199,569	19,272
Third parties – refined product pipelines	66,298	45,510	20,788

	285,139	245,079	40,060

Terminals and truck loading racks:
Affiliates	82,836	127,436	(44,600)
Third parties	43,406	37,242	6,164

	126,242	164,678	(38,436)

Total for pipelines and terminal assets (bpd)	411,381	409,757	1,624

(1)	Net income attributable to HEP is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. General partner incentive distributions for the three months ended March 31, 2009 and 2008 were $1.2 million and $0.7 million, respectively. HEP net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in HEP net income.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended
	March 31,
	2009	2008
	(In thousands)
Net income attributable to HEP	$5,439	$7,798

Add interest expense	5,227	3,584
Add net amortization of discount and deferred debt issuance costs	176	223
Subtract interest income	(6)	(93)
Add state income tax	92	68
Add depreciation and amortization	6,256	4,313

EBITDA	$17,184	$15,893

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended
	March 31,
	2009	2008
	(In thousands)
Net income attributable to HEP	$5,439	$7,798

Add depreciation and amortization	6,256	4,313
Add net amortization of discount and deferred debt issuance costs	176	223
Add increase in interest expense – change in fair value of interest rate swaps	216	—
Subtract equity in earnings of SLC Pipeline	(175)	—
Add increase in deferred revenue	362	1,851
Add SLC Pipeline acquisition costs*	2,500	—
Subtract maintenance capital expenditures**	(418)	(477)

Distributable cash flow	$14,356	$13,708

*	Under new accounting guidance Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007) effective January 1, 2009, we were required to expense rather than capitalize certain acquisition costs of $2.5 million associated with our joint venture agreement with Plains that closed in

March 2009. As these costs directly relate to our interest in the new joint venture pipeline and are similar to expansion capital expenditures, we have added back these costs to arrive at distributable cash flow.

**	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(4)	The amounts reported for the three months ended March 31, 2008 include volumes transported on the crude pipelines for the period from March 1, 2008 through March 31, 2008 only. Volumes shipped during March 2008 averaged 139.1 mbpd. For the three months ended March 31, 2008, crude pipeline volumes are based on March volumes, averaged over the 91 days in the first quarter of 2008. Under the pipelines and tankage agreement with Holly, fees are based on volumes transported on each pipeline component comprising the crude pipeline system (the crude oil gathering pipelines and the crude oil trunk lines). Accordingly, volumes transported on the crude pipelines represent the sum of volumes transported on both pipeline components. In cases where volumes are transported over both components of the crude pipeline system, such volumes are reflected twice in the total crude oil pipeline volumes.

	March 31,	December 31,
	2009	2008
	(In thousands)
Balance Sheet Data

Cash and cash equivalents	$4,321	$5,269
Working capital(5)	$(6,989)	$(37,832)
Total assets(6)	$469,545	$439,688
Long-term debt(7)	$424,802	$355,793
Total equity (deficit)(6)(8)	$(582)	$8,120

(5)	Reflects $29.0 million of credit agreement advances that were classified as short-term borrowings at December 31, 2008.

(6)	As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets transferred to us upon our initial public offering in 2004 and the intermediate pipelines purchased from Holly in 2005 had been acquired from third parties, our acquisition cost in excess of Holly’s basis in the transferred assets of $157.3 million would have been recorded as increases to our properties, plants and equipment and intangible assets instead of reductions to equity.

(7)	Includes $69.0 million of credit agreement advances that were classified as long-term debt at March 31, 2009.

(8)	During the first quarter of 2009, we adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” As a result, net income attributable to the non-controlling interest in our Rio Grande subsidiary is now presented as an adjustment to net income to arrive at “Net income attributable to Holly Energy Partners, L.P.” in our Consolidated Statements of Income. Prior to our adoption of this standard, this amount was presented as “Minority interest in Rio Grande,” a non-operating expense item before “Income before income taxes.” Additionally, equity attributable to noncontrolling interests in our Rio Grande subsidiary is now presented as a separate component of total equity in our Consolidated Financial Statements. We have adopted this standard on a retroactive basis. While this presentation differs from previous GAAP requirements, this standard did not affect our net income and equity attributable to HEP partners.

(9)	During the quarter, we also adopted Emerging Issues Task Force (“EITF”) No. 07-4, “Application of the Two-Class Method under SFAS No. 128 to Master Limited Partnerships” which prescribes the application of the two-class method in computing earnings per unit to reflect a master limited partnership’s contractual obligation to make distributions to the general partner, limited partners and incentive distribution rights holder. We adopted this standard effective January 1, 2009. As a result, our quarterly earnings allocations to the general partner now include incentive distributions that were declared subsequent to quarter end. Prior to our adoption of this standard, our general partner earnings allocations included incentive distributions that were declared during each quarter. We have adopted this standard on a retroactive basis. Although this standard resulted in a decrease in our limited partners’ interest in net income attributable to HEP for the first quarter of 2008, it did not affect last year’s first quarter earnings of $0.43 per limited partner unit.

FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
      Investor Relations
Holly Energy Partners, L.P.
214/871-3555